Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated September 13, 2010
Registration No. 333-169330
September 13, 2010
SYMANTEC CORPORATION
Pricing Term Sheet
2.750% Senior Notes due 2015

Issuer:	Symantec Corporation

Size:	$350,000,000

Security Type:	Senior Notes

Maturity:	September 15, 2015

Coupon:	2.750%

Price per bond:	99.935% of face amount

Ratings:	Baa2 by Moody’s Investor Service, Inc. BBB by Standard & Poor’s Ratings Services

Yield to maturity:	2.764%

Spread to Benchmark Treasury:	125 bps

Benchmark Treasury:	1.250% due August 31, 2015

Benchmark Treasury Price and Yield:	98-23 3/4 1.514%

Interest Payments:	Semi-annually on March 15 and September 15, commencing March 15, 2011

Make-Whole Premium:	At any time at a discount rate of Treasury plus 20 basis points

Distribution Method:	Registered

Trade Date:	September 13, 2010

Settlement:	T+3; September 16, 2010

Joint Bookrunners:	J.P. Morgan Securities LLC Morgan Stanley & Co. Incorporated UBS Securities LLC

Senior Co-Managers:	Banc of America Securities LLC Citigroup Global Markets, Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Mizuho Securities USA Inc.

4.200% Senior Notes due 2020

Issuer:	Symantec Corporation

Size:	$750,000,000

Security Type:	Senior Notes

Maturity:	September 15, 2020

Coupon:	4.200%

Price per bond:	99.612% of face amount

Ratings:	Baa2 by Moody’s Investor Service, Inc. BBB by Standard & Poor’s Ratings Services

Yield to maturity:	4.248%

Spread to Benchmark Treasury:	150 bps

Benchmark Treasury:	2.625% due August 15, 2020

Benchmark Treasury Price and Yield:	98-30 2.748%

Interest Payments:	Semi-annually on March 15 and September 15, commencing March 15, 2011

Make-Whole Premium:	At any time at a discount rate of Treasury plus 25 basis points

Distribution Method:	Registered

Trade Date:	September 13, 2010

Settlement:	T+3; September 16, 2010

Joint Bookrunners:	J.P. Morgan Securities LLC Morgan Stanley & Co. Incorporated UBS Securities LLC

Senior Co-Managers:	Banc of America Securities LLC Citigroup Global Markets, Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Mizuho Securities USA Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus and accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the accompanying preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you these documents upon request by contacting any of J.P. Morgan Securities Inc. collect on 212-834-4533, Morgan Stanley & Co. Incorporated toll-free on 866-718-1649 or UBS Securities LLC toll-free on 877-827-6444, ext 561-3884.
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